Exhibit 99.2
CORPORATE PARTICIPANTS
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Russell Owens
P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Bert Vivian
P.F. Chang’s China Bistro, Inc. — President
CONFERENCE CALL PARTICIPANTS
Ashley Woodruff
Friedman, Billings, Ramsey Group — Analyst
Destin Tompkins
Morgan Keegan & Company — Analyst
Steve Kron
Goldman Sachs — Analyst
Craig Bibb
Jasper Funds — Analyst
John Glass
CIBC World Markets — Analyst
Nicole Miller
Piper Jaffray & Company — Analyst
Bryan Elliott
Raymond James & Associates — Analyst
Joe Buckley
Bear, Stearns & Company — Analyst
Howard Penney
Prudential Equity Group — Analyst
Matt DiFrisco
Thomas Weisel Partners — Analyst
Larry Miller
RBC Capital Markets — Analyst
PRESENTATION

Operator
Good afternoon, and welcome to the P.F. Chang’s China Bistro first quarter 2007 earnings release conference call.
Your lines have been placed on listen-only until the question-and-answer session of the conference. (OPERATOR INSTRUCTIONS)
Today’s call is being recorded. If you have objections, you may disconnect at this time.

I would now like to turn the call over to Mr. Mark Mumford, Chief Financial Officer of P.F. Chang’s China Bistro. Please go ahead, sir.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Hello, everyone. Welcome to P.F. Chang’s first quarter 2007 conference call.
Before we get started, I just wanted to remind you that we expect to file our Form 10-Q later today and as described in that document, the industry we operate in is full of risks and uncertainties. Throughout this call, we may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Our actual results could differ materially from those stated or implied in forward-looking statements as a result of the factors detailed in today’s press release and in our filings with the SEC.
With that I’ll turn the call over to our CEO, Rick Federico to begin.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Thanks, Mark, and good morning. Welcome to our first quarter conference call.
And joining me today here in Phoenix are Russell Owens, the President of Pei Wei Asian Diner, Mike Welborn, our Chief Administrative Officer, Mark Mumford, our Chief Financial Officer, and Bert Vivian, President of P.F. Chang’s China Bistro is attending by phone. He’s at a leadership meeting in Dallas and so he will be remote.
This morning, I’ll have some brief opening remarks. I’ll follow up with Russell’s update on Pei Wei, verbal update on the Bistro, and then we’ll close with Mark’s financial review.
I’ll start off by discussing our first quarter results. As you read, we saw our first quarter total revenues come in below forecast, with total revenue increasing 16% versus our plan of 17.4%. Our Q1 EPS of $0.40 was a penny below our forecast.
The majority of this variance came from lower than expected revenue at our Bistro restaurant. Our Bistro restaurants missed their sales target by approximately $4 million, but they did a good job of managing expenses in a challenging environment.
At the same time, we did see continuing improvement at Pei Wei, as sales transitioned from negative comp store trends into positive territory. Over the last several quarters, we’ve introduced a variety of initiatives designed to enhance and broaden the guest experience at the Bistro.
In each case these initiatives have focused on our people, on our product, and on our place. Our changes in our service strategy, updating our servers’ uniforms, introduction of regional menus, changes in our product presentations, the testing and limited rollout of new grilled cooking techniques, and the addition of sound absorbing materials in our restaurants are all designed to maintain and increase our brand’s relevance with our guests.
Although we cannot control the many external pressures based by our consumer, we believe by focusing on our teammates, on our product and our facility, we can impact the areas that truly make a difference to each of our guests. However, there is no silver bullet here, so we will be lowering our sales expectations for the Bistro based on current trends. Mark will provide details of our changed assumptions in his report.
On the Pei Wei front, we are encouraged by recent sales trends and with the quality of our operations. With the addition of [K.C.] Moylan as our Chief Operating Officer and changes to our real estate selection process, we believe Pei Wei is positioned to take advantage of its combination of product quality, convenience, and their high quality design.
Recent guest research indicates that our Pei Wei guests give us great marks in each of these critical categories and that Pei Wei has established itself as a great choice for a wide variety of dining occasions.

On our last quarter’s call, I provided some early internal assumptions on trends in our Taneko business. Since then we have completed our first round of independent guest research and many of those assumptions proved to be accurate.
Our guests give Taneko great marks for product quality, for having an interesting menu, for consistency, for service quality, and for the look and feel of the restaurant. All scored above nine on a scale of 10 with our guests.
Some interesting insights. 95% of those surveyed indicated that they would take a guest to Taneko who had never been to a Japanese restaurant. They also indicated they expect to dine at Taneko more than once a month over the next three months.
However, as we have suspected, we have developed a very loyal following within a narrow demographic. The current user is older averaging just north of 50-years old, has very high income at well over $125,000 per year, and 85% of them are college graduates or beyond.
With that information, we are developing operations and marketing plans to make Taneko more accessible and more visible and more attractive to the 25 to 45-year-old guest. Expanding our audience will be critical to the future development of this business.
With those opening remarks, I’ll turn to Russell for his update on the Pei Wei business.

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Thanks, Rick. I’ll be quick with my review, since for once our quarter was relatively uneventful and the results were as expected.
Our first quarter revenues were $56.7 million, $200,000 better than forecasted. Same store sales were positive at 0.5% compared to a negative 0.7% in our original forecast.
We opened nine new Pei Wei locations versus a plan of 10, two restaurants in Detroit and one in each of the following cities: Columbus, Sacramento, San Diego, Austin, St. Louis, Las Vegas, and Waco, Texas. Our Plantation, Florida location was completed and sitting ready to open for two months waiting on the developer to resolve issues holding up the center’s certificate of occupancy.
We’re one unit short and nine sales weeks short of our goal as a consequence. You’ll be happy to know that we finally opened Plantation on April the 11th.
New restaurant average weekly sales were $37,100 for the quarter, just slightly below our 2007 goal of $39,000 per week. You may notice that these new unit numbers differ from the amounts shown in our supplemental sales info on the previous revenue release.
Our catering mobile kitchen was incorrectly included as a new restaurant opening and in the calculation of average weekly sales. We actually opened nine, not 10 new restaurants during Q1, and those restaurants’ average weekly sales were $37,100, not $35,900 as earlier reported.
Our restaurant operating income margin of 3.7% was right in line with our forecast. Cost of sales were slightly favorable due to pork and scallop prices. Labor costs were basically on target. Operating costs were a little better than expected.
We were unfavorable in our G&A cost due somewhat to timing of certain expense but mostly as a result of an error in our forecast. We omitted some salaries and related costs for operating partners that were scheduled to be adding through the course of the year.
In total we were right on target with $2.1 million in restaurant operating income and net income was just ahead of our first quarter forecast. Most importantly, I am pleased with the efforts of our team and their progress towards our 2007 objectives, especially given the challenging environment we are in.
Now let’s take a look at the remainder of 2007. Not much has changed from our previous view, expectations, or objectives.

First from a development perspective, we still expect to open 36 to 38 new Pei Wei restaurants. We still anticipate our 2007 new restaurants will generate approximately 1,000 sales weeks with fairly even opening pace throughout the year.
Our goal remains to average $39,000 in weekly sales for new openings this year, and we’re pleased with our new restaurant profitability performance in the first quarter, which was forecasted to improve versus prior year. We continue to expect to meet those 2007 goals.
Now a couple comments on G&A. The additional support infrastructure in training, culinary, real estate, and operations discussed in the last call is on schedule and we should have everyone in place by the end of this quarter.
We remain confident that the new initiatives planned for 2007 will be implemented timely and start to have an impact on our performance in the back half of the year as planned. We have adjusted our 2007 forecasted G&A to correct the previously mentioned omission of new operating partner costs.
Now I’ll comment on marketing and public relations. We are on schedule with the various tactics, tests, and initiatives planned this year. We completed our first phase of consumer research, as Rick had mentioned, and we’re in the process of digesting the results.
We began testing an array of promotional tactics in the new markets in the current quarter. It’s too early to know much today, therefore we’ve made no changes to the balance of the year versus our previous expectations.
We made a few minor adjustments to our operating margins in order to better reflect the current facts and trends as we know them today. In summary, the overall impact of our adjustment net to basically no change in top line or bottom line expectations for Pei Wei for 2007 at this time.
Now I’ll turn it over to Bert.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Hey, thanks, Russell.
Our first quarter forecast called for revenues of approximately $211 million based on producing $106,733 per sales week. As Rick mentioned earlier, we fell shy of the mark by about $4 million. Average weekly sales came in at $104,592 with comp sales declining 2.5% versus our forecasted decline of 1.3%.
While inclement weather occurs every year, this year’s storms unfortunately played havoc with our weekend business. Thus, we were negatively impacted to a larger degree than last year. Irrespective of the weather, our business remained soft with traffic patterns hovering in the negative 3 to 5% range.
On average we serve about 800 guests per day at the Bistro. Thus, we lost about 25 to 40 guests per day, per restaurant in the first quarter versus last year. We continue to experience a decline in our lower tickets versus prior year, a trend that began in the first quarter of last year.
The lunch day part is experiencing slightly higher degrees of loss versus dinner, with weekday traffic loss being slightly greater than weekend. Geographically, California is our weakest market. Of the 250 basis point decline in comp sales, California accounted for 90 basis points.
Texas, Nevada, and Arizona are the next three weakest markets and constituted another 100 basis points of pressure. These four states comprised roughly 39% of our first quarter revenue, but contributed over 75% of our comp pressure.
While we would like to believe otherwise, there is no foreseeable change in our current traffic trends. Weather pressure, we hope, will abate, but the underlying softness in our traffic patterns leads us to reduce our forecasted customer counts by approximately 10 guests per day per restaurant for the balance of the year.

In terms of dollars, this equates to a forecasted revenue reduction of approximately $3 million per quarter, which ultimately leads us to reduce our forecasted Bistro concept EPS by about $0.03 per quarter. Despite our current revenue trends, our unit economics remain at a level which we believe warrant additional investment.
Consequently, our development plans remain unchanged for 2007 and 2008 with 18 to 20 new openings per year. We have opened two new restaurants thus far in the second quarter, Eugene, Oregon, and our second location in Boston at the Pru Center, with two more to go, one in Fort Meyers, Florida, and in Arlington, Texas. Currently, it appears that we will open eight restaurants in the third quarter with six more in the fourth.
On the culinary front, our Yunnan menu has been received well. Our intention is to roll Yunnan off the menu in September as we introduce the Macao menu.
Currently, we have 20 grills installed across the country and if they are not producing product just yet, they will be soon. We expect to be grilling in about 30 to possibly 40 restaurants by year-end. Thus far, we are very pleased with our grill execution and anecdotally, guest feedback has been very positive.
With that I think I’ll turn it over to Mark.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Bert.
You’ve heard Rick, Bert, and Russell talk about the Q1 results and the updated forecast by concept for the remainder of 2007. Now let’s take a few minutes to pull it all together and also highlight some of our shared services results.
Even though our earnings for the quarter were off just a penny from our forecast, there were several noteworthy variances that I’d like to take a few minutes to summarize. As we reported in our revenue release earlier this month, our consolidated first quarter revenues were $4 million below forecast, $264.4 million versus $268.4 million, primarily as a result of reduced customer traffic at our Bistro restaurants.
Our consolidated restaurant operating income percentage came in at 5.7% versus a forecast of 6%, primarily due to the following items. Operating expenses were 20 basis points unfavorable overall driven by a 40 basis point unfavorable variance at the Bistro as we experienced higher maintenance contract expense and deleverage due to lower top line performance.
General and administrative expenses were 30 basis points unfavorable due in part to an increase in Bistro incentive compensation expense as more partners chose to be bought out and moved to the new management incentive plan. As Russell explained, Pei Wei G&A was off forecast due to timing and some expenses that were missed in the original forecast.
Shared services G&A was favorable, which was entirely due to incentive compensation accruals being lower than forecast. Net of the incentive compensation, shared services G&A would have been unfavorable due to the timing of new hires and higher professional fees.
These unfavorable variances were somewhat offset by favorable costs of sales at low concepts, 40 basis points at Bistro and 10 basis points at Pei Wei, as produce, scallops and dry food costs came in better than expected.
Dropping below restaurant operating income, preopening expense was unfavorable at the Bistro as some expenses originally forecast to hit in Q2 hit in Q1. You’ll see we have taken our forecast down by $165,000 in Q2.
Additionally, we saw the benefit of higher than anticipated reversals of previously recognized partner investment expense due to our early buyouts of a greater number of Bistro partnership interests than forecast. In total, we bought out 110 partner interests during the quarter, leaving us with 409 interests down from 497 at year-end.

Just to remind everyone how the accounting for the partnership buyouts work, if we end up paying more than we had originally courted when the location was open, the excess is booked as an intangible asset that is amortized over the remaining life of the restaurant.
If we pay less than we had originally recorded, the difference results in a credit to partner investment expense in the period that the buyout occurs. This credit occurs most often when we have an early buyout as the restaurant has not reached the maturity level assumed in the original fair value assessment.
Our tax rate was favorable to forecast due to a nonrecurring reversal of a discreet tax item. Excluding this discreet item, our effective tax rate for the quarter was about equal to our forecast of 29%.
Taking a quick look at the balance sheet and cash flow for the first quarter, we ended the quarter with $21 million in cash and generated a total of $21 million in cash flow from operations compared to $17 million in the prior year. We spent $28.7 million in Cap Ex and another $5.8 million in the purchase of minority interests.
Due to the increase in buyout activity, intangibles are up from $12.6 million at year-end to $17.2 million at the end of Q1. In addition, minority interests decreased from $33.3 million at year-end down to $25.1 million.
Looking at the forecast for the rest of the year, we have taken revenue for the Bistro down by $9 million, or $3 million per quarter. In addition, as Russell mentioned, G&A expenses at Pei Wei have been revised for some of the expenses that were missed in the original forecast.
These decreases are somewhat offset by the benefit of lower incentive compensation expense of around a penny per quarter, or $0.03 for the remainder of the year, as well as lower cost of sales in minority interest expense at the Bistro and favorable operating expenses at Pei Wei. There are some other changes that net out, but these items explain the majority of the change in our EPS forecast from $1.45 to $1.38.
We continue to estimate our Cap Ex spend for 2007 to be between 120 and $125 million. Our forecasted cash from operations should adequately fund these expansion needs.
Before we open the call to questions, let me provide you our Q2 revenue and earnings release dates. We release revenue on July 5th and earnings on July 25th.
With that, let’s open the call up to questions. Operator?
QUESTION AND ANSWER

Operator
Thank you. (OPERATOR INSTRUCTIONS) Ashley Woodruff, you may ask your question and please state your company.

Ashley Woodruff — Friedman, Billings, Ramsey Group — Analyst
Hi. FBR. My question is for Bert.
You had listed the several states where you’ve seen the weakest performance and those are all states that are kind of core markets for the Bistro where you’ve built out your restaurants to a lot of depth.
Do you think that some of the weakness in those markets or the reason they’re weaker than other markets is a function of maybe cannibalizing or the extent to which you’ve built out the markets? Or do you have a sense that those are just markets that are weak overall for casual dining?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, Ashley, I don’t know for a fact. I will tell you that the California — actually, we’ve talked about last year that if you drew a line down the center of the country and said which one’s stronger, which one’s weaker, I think we told everyone that the western part of the United States was where we were having a little bit of weakness. And I think that trend has continued into the first part of this year.
There may be all sorts of whys and what fors in terms of why that is, but I don’t necessarily believe it’s a question of capacity, although there are certain individual situations where by adding additional Bistro seats we may have impacted a certain restaurant or a certain market to grow traffic, but those are actually fewer and far between in the four states that I mentioned. So I think it has more to — I don’t know exactly why it is, it just is and I wanted to share those facts with everybody.
There’s been a lot of speculation with respect to, and I certainly have received a lot of questions about what’s happening in the housing market, is it impacting our business?
I don’t know, but I’m sure there is some level of impact on our business and certainly if you look at those markets being California, Arizona, Nevada, and maybe to a certain extent Texas, there is a little bit of weakness in the housing market there, and does it spill over to our business? Perhaps. But I couldn’t tell you exactly how much that might be.

Ashley Woodruff — Friedman, Billings, Ramsey Group — Analyst
Just a follow-up on that, were those also in the markets that kind of got incrementally worse for you throughout the first quarter that really changed your expectations for the year, or was the slowdown throughout?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, some of those markets, and again, I hate to even talk about weather, but we did get beat up in weather, particularly in a couple of those markets. Really, when you talk about — if you throw Colorado into the group, which I didn’t, there was some significant weather issues there. We tried to dial that out as we look forward into our forecast.
I think that, again, I don’t — it’s hard for me to sit here today and say that things are going to get better in those markets, particularly when I’m not exactly sure as to what is causing the decline other than fewer people walking through our doors. From our standpoint, we’ve simply — using the recent past as a guide, we just think it’s the prudent thing to adjust our revenue forecast.
I hope we’re wrong, I hope things do improve as we move through the back half of the year. I just didn’t want — I certainly didn’t want you to believe that we felt like things were suddenly going to get better and we don’t have proof of that just yet.

Ashley Woodruff — Friedman, Billings, Ramsey Group — Analyst
Thank you.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Your next question comes from Craig Bibb. Please state your company name.

Craig Bibb — Jasper Funds — Analyst
Jasper Funds.
At the beginning of the call you talked about a change in the real estate strategy for Pei Wei. Could you give us some more details?

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
I think what Rick was referring to is the strategy we changed 18, 24 months ago about sort of deeper, faster penetration in markets, which we’re starting to see the results of that in the current quarter, for example, Detroit, where we opened two in the quarter and we’ll get four or five opened in the year. I don’t want to speak for you, but —

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
That’s in fact a good part of it. The other part is we have now brought in a senior real estate leader and separated it from the balance of the development process and to a large degree, we are shifting the real estate selection process to a team of real estate experts and further away from the operations teams in the field.

Craig Bibb — Jasper Funds — Analyst
And when you talk about promotions at Pei Wei, is that coupons and when does that kick in?

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner

It is not coupons in the traditional sense, it is sort of awareness building, we’re now open come try us. It may be a complementary appetizer attached to that communication piece, but it’s a, and we’ve been doing it since, in the back half of last year. We’re just testing new ways, new distribution, new graphics, changing the offer to see which one moves the needle more.

Craig Bibb — Jasper Funds — Analyst
Have you seen a benefit in the average unit volumes in the markets where you’ve opened with five or six at once instead of one or two at once?

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
It’s just starting. We just started that this quarter. We got two opened in Detroit in the first quarter, the second one opened the last week of the quarter. So it’s a little bit early.
I’d say early indications are, yes, we’d see a little bit better performance than we had in the past with big markets with one location opening.

Craig Bibb — Jasper Funds — Analyst
Great. Thank you.

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Talk about weeks of experience, not too much.

Craig Bibb — Jasper Funds — Analyst
Thanks a lot.

Operator
Your next question will come from Destin Tompkins. Please state your company name.

Destin Tompkins — Morgan Keegan & Company — Analyst
Morgan Keegan.
Mark, I just had a question on the distribution of the EPS guidance. It looks like most of the reduction in EPS is occurring within the third and the fourth quarter and Q2 looks about the same as what you guys had previously forecasted. Can you, I guess, give us some details why most of it is falling in the back half of the year?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Absolutely. If you look at the reasons, I think it’s important to understand what’s comprising that.
So if we kind of break it down, we brought down revenue by $3 million in each quarter at the Bistro and didn’t change revenue at Pei Wei. So any difference in quarters is really due to changes in operating margins.
So what are those changes? Remember that we had some preopening expenses at the Bistro that hit in Q1 that we thought we’d hit in Q2. We’ve taken those out of Q2 now, which helps that quarter by, call it, half a penny.
The real driver, though, is Pei Wei operating results for Q2. They’re forecasted to come in better by over a penny compared to their original forecast, primarily as a result of operating and labor expenses being favorable as our Pei Wei operation [seem to find] its way to get new stores up to speed more rapidly.

Destin Tompkins — Morgan Keegan & Company — Analyst
Okay. But I guess that better Pei Wei performance, there’s not as much difference in Q3 and Q4?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
It depends on where those expenses hit and how they’re originally forecast. So as Russell talked about in some of the G&A expense, we missed some of those hitting and obviously as those accumulate during the latter quarters, they would get heavier in the latter quarters.

Destin Tompkins — Morgan Keegan & Company — Analyst
Okay.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
If you take a look at Bistro, Bistro, besides that preopening expense change, is relatively flat as a variance compared to the original forecast and it’s really in Pei Wei that you’re seeing the swings in the variability compared to the original forecast.

Destin Tompkins — Morgan Keegan & Company — Analyst

Okay. One more question, if I may.
Bert, on the, you mentioned the grill menu at the Bistro. And after seeing the menu, it would seem reasonable to expect a little bit higher check average lift from some of those higher-priced menu items, but have you seen any research that suggests that consumers would be willing to visit the restaurants more often or that it expands the reach of the restaurant at all?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
No, Destin, we haven’t. We haven’t performed any type of research around the grill product as of yet. Frankly, it’s really just been in one restaurant up until just recently.
We’ve turned it on at about, oh, three or four more restaurants a couple weeks ago and we’ll have a number of them turning on here in the next week or so. So it’s a little too early yet. Anecdotally, as I mentioned, I think the guests have received it well.
If you looked at our product mix, I think it’s being well represented in our overall product mix and, again, those are all good signs. Our internal team, our employees are very excited about the product, so I think right now I would say that we are very pleased with what we are seeing so far. We’ll get a better taste for all this over the next quarter or two as we have more grills up and running.

Destin Tompkins — Morgan Keegan & Company — Analyst
Great. Thank you.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Your next question will come from John Glass. Please state your company name.

John Glass — CIBC World Markets — Analyst
Sure. It’s CIBC.
I’ve got a follow-up on the grill and then a question about development. On the grill program, are there anticipated costs in the — either in the Cap Ex budget and/or, I guess, the operating budget to roll those out? Are there training costs, for example, or switchover costs that we should be aware of?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
John, I think that you’ll see in terms of Cap Ex, I think additional Cap Ex spending is probably going to be somewhere in the $1 million, let’s call it $1.2 million or so this year, so it’s not a huge number when you look at our overall Cap Ex budget.
In terms of operating or training expenses, it’s not really a meaningful number, not something that you would see spike out on the income statement. There certainly are some training costs involved and we’re having to obviously get all these restaurants up to speed in terms of execution, but it’s not a material amount.

John Glass — CIBC World Markets — Analyst
Okay.
And then just on the development of the Bistro, I know you said the economics still support continued growth at the current rates, but do the current circumstances perhaps change where you would like to develop going forward? Is there a possibility you want to aim your development at the eastern half of the country or different sites, different types of sites within the markets to try to see if that’s one of the issues that can influence sales levels?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
The real estate cycle tends to be a relatively long cycle. So in answer to your question I think what you’ll actually see if you looked at our development for this year and for, as we look into next year, our development is probably east of the Mississippi.
Now, I’d love to tell you that I had the great foresight to understand that we were going to have weakness in the west therefore we should be developing in the east in the second half of ‘07 and ‘08, that’s not the case, it’s just the way the real estate pipeline worked out for us. It is having an impact, as you might expect in some of the decision making that we’re currently having when we look at the western part of the United States.

We still believe, as we said, the unit economics, even in softer markets, still, there are still markets that warrant additional investment. But when we’re looking at those markets, we are taking a harder look at them and trying to be as much as we like to not let current trends overtly influence our behavior.
The fact of the matter is we do, whether it’s consciously or subconsciously, we do. So I will tell you that as we look at sights in California or in the western half of the United States now, there’s probably one or two more questions being attached to those sites before we approve them.

John Glass — CIBC World Markets — Analyst
Thank you.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Your next question will come from Steven Kron and please state company name.

Steve Kron — Goldman Sachs — Analyst
Goldman Sachs. Thanks.
Bert, have to be sure the guidance on the same store sales coming down for the year about a percent. I guess I was a little bit surprised that the restaurant operating margins were only down 20 basis points versus prior guidance. I would have thought they would be a little bit more deleveraged.
I think you alluded to some cost initiatives or cost opportunities. Can you just maybe talk to us a little bit about what might be a potential offset there?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, Steve, I think we are seeing, and I think as Mark mentioned in his comments, we are seeing a little bit of favorability on the cost of sales side. While we had forecasted higher labor costs, I think our team is doing a very good job of managing those costs.
At the Bistro in the first quarter, our average wage rate increased 4.3, 4.4%, so there is certainly some cost pressure there. We have to manage our way through that, and I think our team’s doing a good job with that and I’m hopeful that trend continues as we push forward into the year.
I think some of those things are offsetting some of that sales pressure, but there’s no question, if we reduce our sales number, we’re obviously going to have to reduce our restaurant operating income number.

Steve Kron — Goldman Sachs — Analyst
Okay.
And then Bert, on some of the initiatives that you guys put in place to try to simulate sales and improve the guest experience, what is your consumer research showing? What’s the feedback suggest?
Are the customers not noticing the new plateware, the new uniforms and things like that, or is it just not making the difference that you thought it might?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, every one of those single decisions, I don’t think, is necessarily going to drive people into the restaurant. This is not — the decisions that we’re making right now are not as a result of any particular trends that we saw in late ‘05 or early ‘06.
These things have been in the works, it’s a continual type of upgrade to our concept and we have not done any specific research with respect to uniforms or plateware, and the plateware’s not even in the system yet, by the way. We have it in a handful of restaurants where we’ve been able to actually get the plateware from our supplier.
Half the system will be outfitted probably in the May/June time frame with the remaining half later in the year in the November time frame. So that hasn’t even hit yet.
But there’s a number of things that are going on that I think by year-end, if you or I were to go into the Bistro together and you had a sharp eye, you would notice a lot of changes. Now, is that going to drive you to the Bistro, necessarily, because of new plateware? I don’t think so. But what I do think it does is help elevate the experience.

We’ve always tried to give people a quality experience when they come to the Bistro, so all of these initiatives are really just in support of that. I think that when we reach the end of this year and all the work that we’ve done in terms of improving the guest experience, whether it be through training, whether it be through tangible items that they can pick up, be it plateware or a menu look and design, or the actual product that we serve, our goal is simply to get better.
I think as I’ve mentioned to you and I’ve mentioned perhaps on a call or two, it’s very frustrating for us right now because we believe we’re doing a better job and we’re just not getting paid for it with people coming through the doors as much as we’d like. I continue to believe that if we work on food, service, and ambience and stick to those three tenants that we will ultimately win this game.
It’s tough sledding right now and I’ll be the first one to tell you that. But we are focused on the execution of our product and the execution of our concept, and that’s what we’re going to continue to try and do.

Steve Kron — Goldman Sachs — Analyst
Okay. That’s helpful. If I could just slip one last one in there for Mark.
On the partner investment expense going forward there’s no more reversals for any buyouts or anything like that. Has there been a window that closed as to opportunities for buyouts or anything like that or is that just at this point best guess that you have?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I’ll take that, Mark.
There may be a handful of additional deals that happened in the second quarter, but by and large there was no closing window per se. I think that people did kind of rush to the tape, if you will, in the first quarter and I would guess that there’s going to be a smattering of additional deals that come forward, but certainly not anywhere near the quantity that we saw in the first quarter.

Steve Kron — Goldman Sachs — Analyst
Thanks very much.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Your next question will come from Nicole Miller and please state your company name.

Nicole Miller — Piper Jaffray & Company — Analyst
Piper Jaffray. Good afternoon.
Bert, you talked earlier about the tradedown, some things about lunch, weekday, and by region. Can you talk to us, is there a tradedown in terms of alcohol to nonalcohol or from soda to water?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Nicole, I’ll tell you, there has been a little bit of tradedown from NA beverage to water. And I think that’s — it has been happening for a few quarters now. That trend is continuing.
I was at a restaurant just the other evening here in Dallas and as I was standing with my partner and looking out over the dining area, we were watching for that and he made the comment, he goes, you know, that’s more waters than I used to see.
So I think our guests are — it’s something that I think is symptomatic of what we all talk about on a daily basis, is there a stress on the consumer’s pocketbook? I think there is and I think it plays out in different ways and you certainly highlighted one of them.

Nicole Miller — Piper Jaffray & Company — Analyst
And kind of coinciding with that then, is there an opportunity through this menu, and I just was curious, I’ve sampled it in Detroit, I just want to know if that menu was the final thing that’s being pushed forward, first of all? And then, is there a chance to come back and do something whether it’s smaller portions or different price points for a bar-type menu? And I’m just — I don’t want to put words in your mouth, but are there other initiatives kind of in the pipe to help drive day parts or certain segments or mix shift, et cetera?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
There are no major, what I would say, system-wide type of initiatives. We have a couple things out there in various parts of the country that we’re testing on particular day parts and times, but, again, at this point, there’s no system-wide initiative other than the grill, which, again, is in the early stages of our rollout.

I’m very pleased you went to Detroit and had our product. I think the, again, the early results are is that people enjoy the product. Whether or not it ultimately translates into increased frequency, which is obviously our goal, that certainly remains to be seen.

Nicole Miller — Piper Jaffray & Company — Analyst
And just to clarify it, is that menu that I saw there, that’s what is being rolled out, it looks the same?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
My guess is it looks very similar to what you saw. There may be one less item on the grill that’s going out, for example, that’s going in place today here in the Dallas market from what you saw, but by and large, it’s five or six items.

Nicole Miller — Piper Jaffray & Company — Analyst
Okay.
And then Rick, back to something you said at the beginning of the call. You were talking about a lot of the things you just do day to day to make sure that P.F. Chang’s is a great experience for the customer, and I was just wondering, and sort of Bert followed up with the things in terms of — the smaller things you were talking about just a question or two ago. Is there any type of larger initiative to actually enhance or involve the actual look and feel of the restaurant, the box itself?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
To a large degree, our design group is always working on what the next look of a P.F. Chang’s might be. And also given the consistent increase in the cost of constructing our restaurants and, as you all know, our focus on our return model, they’re spending some time doing some preliminary work on what a, how we might be able to enhance the look and yet still be able to contain some of our costs.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Nicole, this is Bert.
I was in Boise and Spokane and Eugene and Portland last week and saw six restaurants and I will tell you that all six restaurants looked different. Different designs, certainly slightly different feels when you walked into the restaurant. Some of that is a function of time, but our restaurant, for example, in Spokane is a gorgeous restaurant and it doesn’t look anything like our original restaurant in Portland.
Our design group has done a fabulous job of trying not to evolve into a cookie cutter, if you will, type of look and feel to it. There are certain elements that you’ll see in almost every Bistro, but if you traveled around and saw some of our, the last 20 restaurants that we’ve opened, they’re all very different.
And as Rick mentioned, our design team continues to kind of push on that. We expect to continue to try and differentiate our product, certainly when you’re going into, you know, when you’re adding restaurant number two, three, four or five in a market, we want to have a differentiated look.

Nicole Miller — Piper Jaffray & Company — Analyst
That’s actually very helpful and I will actually work to do that.
One last question. This goes back to the earlier question, why is the second half projected to be so much worse? I think I can understand like the third quarter comp expectation at Bistro, for example, but the fourth quarter comparison gets slightly easier yet your projection for the fourth quarter of ‘07 is almost down, too.
I’m just trying to understand is there some price you’re lapping that you’re not contemplating taking again, or is there something different, a difference between same store sales and average weekly sales that I might not be understanding correctly?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, in our original forecast for the fourth quarter, we actually forecasted basically down 1% and that’s really a function of New Year’s Eve falling out of ‘07 into ‘08 and that move the needle that much for us. In our forecast that we put out there for everyone this morning, we’re now down almost 2, but the difference between the first forecast and the current forecast is a change of 1%, which I think has been fairly consistent in both the second, third, and fourth quarter.

Nicole Miller — Piper Jaffray & Company — Analyst
Okay. Thank you so much.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Your next question will come from Bryan Elliott. Please state your company name.

Bryan Elliott — Raymond James & Associates — Analyst
Raymond James. A couple of follow-up questions, actually.
First, on the Bistro geography that Bert, you shared with us it seemed to me that those states also, if memory serves without having a chance to look it up, are all states that took pretty significant state minimum wage increases or initiated in several cases, and I know the idea was to price in those markets and I wonder if you could give us some idea of maybe there’s market-wide weakness there that everyone tried to pass along the server increases in particular and the consumer is balking more broadly at paying for that, or is the correlation that I’m thinking about even the right way to be thinking about it?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, I think that the list of states that didn’t have some sort of wage increase over the past six to 12 months is probably pretty small. Those states are included in there, that’s for sure.
I don’t know if I could draw a direct correlation between those two things, Bryan. I think that, again, the west, and in particular California, has been weak — was a weaker market in the back half of last year for us. Those trends simply continue into this year.
I don’t know if I could lay it to any particular price increases that we’ve taken. We did not see a significant change in trend when those price increases rollover. So I don’t know if I necessarily make that particular jump from A to B.
However, I mean there’s no question if there is a softness in the consumer pocketbook, certainly with respect to Chinese food, if there is a softness and all of a sudden we’re asking our guests to pay a little bit higher price, there’s no question that doesn’t help the situation, which is why we really hesitate to take price increases.
But it is what it is and I think we simply are in a point in time right now where in those markets that I cited, it is making up the lion’s share of our comp pressure, 40% of our revenues, but almost three quarters of our comp pressure in those four states.

Bryan Elliott — Raymond James & Associates — Analyst
A number of those states are also strong Pei Wei presence markets and they were not really singled out. What is the Pei Wei experience in those markets relative to the Bistro experience?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I think Russell and his team have done a very good job and as he mentioned in his comments, their overall trends are positive now versus last year. You’re right, those markets are big markets for the Bistro and certainly Pei Wei has followed the Bistro.
We’ve told everyone that when Pei Wei enters into a market or has a strong presence in a market, it does impact the Bistro business. We’ve always said that it’s somewhere probably in the 1 to 2% range and on a long-term basis, we don’t believe that is significant. We feel like the capital that we employ at Pei Wei and the capital that we employ at the Bistro, they can both earn great returns.
Having said that, that’s a very long-term state. In the near-term, we’re battling the fires and we’re battling for that 1 or 2%. There are situations where they have impacted our business, no question. Again, I would not lay the traffic woes right now at the Bistro on Pei Wei’s doorstep.

Bryan Elliott — Raymond James & Associates — Analyst
All right. Very good. Thank you.

Operator
Your next question comes from Joe Buckley and please state your company name.

Joe Buckley — Bear, Stearns & Company — Analyst
With Bear Stearns. Let me just follow-up on that last question and if I could, I’d like to address it to Russell.

Not so much interested in the Pei Wei-Bistro cannibalization but just the Pei Wei comp performance in those four states. Do they stand out one way or the other in the overall mix?

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Well, 90% of our comp store base are in those states, so we’re not as broad-based and sometimes it’s not comparing apples to apples when you compare us to the Bistro or any other nationwide concept. We don’t have the impact of northeastern storms, et cetera, et cetera.
It’s also a market where sometimes we’ve cannibalized ourselves. For instance, the Palace on Oklahoma City. So as a general statement, in total that region isn’t that different than what we posted in total as a concept, up 0.5 so in that regard, it’s a little different than the Bistro. I’d be careful drawing direct comparisons, because it’s a different animal for us.

Joe Buckley — Bear, Stearns & Company — Analyst
Okay.

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Instead of our comp base.

Joe Buckley — Bear, Stearns & Company — Analyst
Another Pei Wei question. I think it’s actually a comment, though, that Mark may have made about utilizing labor more efficiently in new markets. Could you elaborate a little bit on what you’re doing in that regard?

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Just to expand on Mark’s comment a little bit, we improved our forecast in the second quarter, not because we think we can get more than we thought, we’re just getting the improvement sooner than we thought. So it kind of levels off in the third and fourth quarter.
We’re just, with [K.C.] on board in the COO role and the experience we continue to gain, we are confident and we are starting to see that we open new restaurants more efficiently than we used to. And we’ve got some tools, nothing revolutionary about the tools. People in the industry have been using them for years.
We’re just doing a better job of being a little more productive in opening our restaurants and getting those restaurants to a mature, productive level sooner.

Joe Buckley — Bear, Stearns & Company — Analyst
Okay.
And then just a broader corporate question on the marketing function. I see you made reference to research studies a couple of times across the brands. Are there changes in the works on the marketing side from an overall strategic approach and what stage are you in if you’re kind of heading in that direction?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Joe, this is Rick.
If you back up just as little as a quarter, I think we are just about that much further along in these processes with Tim McDougall joining us as our Chief Marketing Officer at the tail end of last year, I would say that the work that we have alluded to is the preliminary basis by which we will be formulating these plans. So we have completed some research at Pei Wei, we’ve completed some research at Taneko, and as Russell indicated, we are digesting those results and then pushing forward from there.

Joe Buckley — Bear, Stearns & Company — Analyst
Okay. Has research also been done on the Bistro, or is he working on that as well?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
It has not been done as of Tim’s arrival.

Joe Buckley — Bear, Stearns & Company — Analyst
Okay. Thank you.

Operator
Your next question will come from Howard Penney and please state your company name.

Howard Penney — Prudential Equity Group — Analyst

Prudential Equity Group. Thanks very much.
I was hoping if you could comment or sort of talk about some of the secular issues versus the cyclical issues that you’re facing at the Bistro-Pei Wei and maybe from an industry standpoint in the context of your customer count declines as you sort of laid out here in the last, or looking out over the next couple of months.
And also sort of in the context of using terms like improving guest experience, broadening the appeal of the concept sounds like more mature issues. If you could sort of address what you think the secular industry issues you’re facing versus the cyclical ones and how long those cyclical ones will last and we can begin to see the turn? Thanks.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Bert do you want to take a stab at that one?.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Sure. Sure. Be glad to. I think that right now we’ve gone through, with the first quarter results, I think we’re at a point now where the back half of 2006 was a tough one for the Bistro itself and it certainly has continued into the first quarter of ‘07. Frankly, I’m not so sure if I can distinguish between what our longer term trends for the Bistro versus what may be shorter term trends just in the general economy or with casual dining.
I think that if you look at, and giving Malcolm [Knapp] a plug here, but if you look at Malcolm Knapp’s data, I think that if you go back the most recent data I saw was through February, I believe. But in any event, I think going back into December of 2005 and coming forward, the casual dining group has only had one month of positive traffic and that was in January of 2006.
Now again, Malcolm gets data from many, many restaurant companies so it’s a pretty good broad brush across our industry and the fact of the matter is as a whole, we’re not growing traffic. Now there’s obviously exceptions to that and I wish we were one of them, but we’re not. So I think there certainly is something afoot, and it doesn’t necessarily all have to do with Chinese food.

Howard Penney — Prudential Equity Group — Analyst
Having said that, two things, one, advertising is really the way to go if you want to communicate changes to the Bistro. You’ve sort of mentioned a level of frustration that you’re doing the right things but people aren’t appreciating what you’re doing, but you need to communicate that message because plateware probably isn’t going to do it. Is that something you would think about doing, is it efficient for you to do it?
And then just if you could also, or if I could tag on to sort of what you said before and the success of the Bistro has, Bert, you’ve said it a number of times, been way beyond your imagination. There’s no one doing what you’re doing out there today.
You’ve won the war, so to speak, from sort of Chinese food at dinner and that experience, so why do you feel the need to push the envelope in what looks to be a difficult secular time of unit growth? Thanks.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, our development plan, I’ll answer it, I guess, the second one first. Our development plan has been fairly consistent over time, certainly over the last four or five years in trying to develop 18 to 20 restaurants.
And again, that pipeline is full through ‘07 and really full through ‘08. If we said, well, we’re in the going to do anything, we’re going to stop our deals, we’re not going to impact really the next 12 to 16 months or so.
As we look at our unit economics, and it’s realtime data that we use in terms of determining whether we’re going to push forward or on sites or not, we incorporate current trends, so we believe that gives us the best gauge to look at what is the appropriate use of our capital on how we should deploy it.
Would I love to be in a position right now where we’re growing traffic and our trends are getting better? Yes. We’re not in that situation right now and we think we have the necessary triggers and flags that will prevent us from necessarily overbuilding in a situation or over allocating capital where we shouldn’t.
With respect to advertising, we are contemplating, at least with respect to the grill, the answer is yes, we are contemplating perhaps a small test with respect — with some media around the grill. I can’t really say much more than that because that’s about as far as the planning is at this point. We still believe, and again, right, wrong, or indifferent, we believe the best marketing and the best advertising for the Bistro brand is a great guest experience.

And if you and I, Howard, go out to eat today and we have a great experience and you’ve got lots of friend, I’d hope that you’d bring them, you say, you know what, we went to the Bistro, had a great time, you know, we need to go there and I’m going to bring a couple off my friends with me.
That, to us, is really long-term type of customer retention. We’ve always relied on that and we’re still going to rely on that. Might we augment it a little bit with respect, for example, around the grill, we might do that. And if we do, we’ll let you guys know about it.

Howard Penney — Prudential Equity Group — Analyst
One last question if you don’t mind.
And Bert, I’ve had a lot of great experiences at the Bistro and I appreciate that. In context of the hamburger segment competing better with sort of the bar and grill and sort of the onslaught of QSR competing, or fast casual Mexican competing with the casual dining Mexican chains, when you look at the cannibalization of Pei Wei on the Bistro and your comments today about weekday lunch being some of the softer areas, a natural place, people aren’t going to stop eating lunch at a natural place for them. To eat lunch, if they’re not going to eat at the Bistro is to go to Pei Wei.
Is that, I know that’s a simplistic sort of analogy there, but is that part of the cannibalization analysis? How do you measure how you cannibalize over how the Bistro is cannibalized by Pei Wei? I don’t know if I asked that correctly.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
No, I think, it’s stuff. It’s very difficult to specifically analyze, particularly once Pei Wei has entered into a market. Let’s talk about, I’m looking at the Dallas market right now.
You know, Pei Wei’s been in the Dallas market for some time. So as we look at this market, it’s very difficult, again, if you and I were sitting in this office building we said, let’s go have a bite to eat at lunch. If we made the conscious decision to say, you know what, let’s go to Pei Wei instead of the Bistro today for whatever reason, it’s very difficult for us to know that.
Now in terms of the Bistro and some of the little fun facts I gave you earlier about the fact is that the lunch day part is a little bit weaker than dinner, I think that, frankly, P.F. Chang’s China Bistro competes with a lot of people when it comes to lunch, and certainly not just in the Asian or Chinese category, we compete with everybody. And I think that we’re simply seeing a little bit of softness there.
Could they be going to Pei Wei? Sure. Could they be going to Chipolte? Absolutely.
If there are some people that are feeling a little bit of pinch in the pocketbook, they may cut off an experience. I think as we mentioned earlier, they may decide instead of iced tea they’re going to have water, and again, that’s a $2 tradedown right there that may be meaningful to someone as they’re going to lunch on a Wednesday afternoon.
So I think there’s a lot of, there’s a lot of cross currents going on. I wish I could tell you exactly what part was related to perhaps a tradedown to Pei Wei or a tradedown to others. Frankly, I can’t.
When Pei Wei is a new entrant into the market, it becomes much easier because we can certainly look at our sales trends in the market, here comes Pei Wei, we obviously know when they open up. And if there is a change in the sales trend over the next three to six months, that’s a fairly easily measurable thing. It may not be all attributable to Pei Wei but we certainly know that part of it is.

Howard Penney — Prudential Equity Group — Analyst
Thank you.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Your next question comes from Matthew DiFrisco and please state your company name.

Matt DiFrisco — Thomas Weisel Partners — Analyst
Matt DiFrisco over at Thomas Weisel Partners.

Bert, with respect to the Bistro and the grill, the 30 to 40 that will be receiving it by year-end ‘07, are they also pretty highly correlated with the underperforming stores in underperforming regions currently?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
No, they’re not. Where we are initially installing our grills, we’re trying to seed major markets around the country from a, certainly to help us from a training and execution standpoint as we continue to roll it out.
The second factor involved there is installing the grill and making a couple other modifications, not surprisingly, we’re going to some restaurants that it’s easier to do than others. We have some restaurants where it’s going to require a fairly significant amount of work in the kitchen in order to install the grill and some other equipment in our walk line.
So we’re kind of plucking the easy fruit in major markets, again, just to get a presence out there and then the next wave we’ll attack either, you know, we’ll kind of plan for it in the back half of this year and attack it the first part of next year.

Matt DiFrisco — Thomas Weisel Partners — Analyst
So does it also plan to factor that the southern California and Dallas markets might be more densely populated with stores, so you have to do an all for one market rollout, you can’t have mixed menus in a certain market?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Oh, no, we’re absolutely going to have mixed menus in markets. Again, I’m in the Dallas market right now, we’re going to open a restaurant, as I mentioned, in Arlington, Texas, which is in the DFW area. It will not have the grill initially, but we’re going to follow-up shortly after the opening with a grill in there.
Our first grill in this market is actually going to be in Grapevine. We’re going to have stores within the DFW area that have grill items and obviously some that aren’t. That doesn’t concern us at all. Certainly, as we roll the grills out, we will get coverage across the entire market.

Matt DiFrisco — Thomas Weisel Partners — Analyst
What goes into the decision process, and what gets a grill and doesn’t? Is it the demographic, is it higher or lower, more lunch, more dinner?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, again, for example, if we say we’re going to put a grill in Atlanta because it’s a strategic market for us and we want to make sure that we have a presence there, it helps facilitate the training of the grill with other teams. And then if you say, okay, in Atlanta we have four restaurants now which one of those might be the easiest install, okay? So you weigh a couple things, you make your decision, we’ll go ahead and install the grill and then continue from there.

Matt DiFrisco — Thomas Weisel Partners — Analyst
Okay.
The appetizer menu that we came across in Kansas City, it seems like you’re testing a happy hour or pre-dinner appetizer lower average check menu there. Do you have plans to roll that out anywhere else?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I think my earlier comment was that we have a couple things going on around the country and that I had no plans for any kind of system-wide type things going on right now. Thank you for bringing that up.

Matt DiFrisco — Thomas Weisel Partners — Analyst
Well it just seems like, I guess we’re getting to a point now of maturity with the Bistro where something that you guys have been questioned on, do you have traffic drivers. These seem like the grill, a broader menu appeal, the appetizer, lower average check, getting back to a couple of conference calls ago with the lower buckets, just seems like these are potential traffic drivers and ideally you want to see these sooner than later especially given that it seems like you’re still continuing to have some traffic problems, so it would seem like you might be pushing these a little further on or quicker into the pipeline.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Well, the, yes, I mean the short answer to all that is yes. I mean the fact of the matter is, the things that we’re introducing on the culinary side at the Bistro are meant to drive traffic. We are obviously trying to do a better job of offering product for our guest that will bring them in the door more often. That’s obvious.

So what you stumbled into in Kansas City, we have that particular test going on in one other market, it’s a in a total of four restaurants. Frankly, I don’t think ours is necessarily a happy hour type crowd. We have this, we have a what, if you will, a happy hour menu from 3:00 to 6:00 at the bar.
Is this something that I think we’re going to see across the country? I think it’s too early to tell.
Do the individuals in those restaurants, you know, do they like it? They’re the ones that asked for it so we gave them the opportunity to give it a try. So it’s still a little early to tell, but, clearly, our intent is to drive more people into the restaurant.

Matt DiFrisco — Thomas Weisel Partners — Analyst
Okay. And then just last two quick questions and I’ll let you guys answer them.
The Pei Wei marketing, it was a little confusing. I think the last, the goal was set, the last time you guys spoke that Q2 was going to be the quarter when it’s turned on. Is that still the case or it sounds like it’s a little bit of sporadic and not factored in.
And then also Bert, if you can comment on the profitability, you mentioned it’s still prudent to grow Bistros, so should we presume then, if you look at the scale of operating margins from your pre ‘98 stores to your most recent stores, are we seeing the weakness on the older stores and you’re still doing mid to high teens off of your, call it, your first 18-month old stores?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
I’ll answer the Bistro question first and Russell can answer the Pei Wei piece.
Again, the short answer there is yes. I think you’ve seen our unit economic information from 2006. Overall unit level return to the Bistro came in around 38%. The hard floor for us is 30%.
Because of the nature of our business and the nature of the unit economics that we drive, we do have a little bit of cushion there. Again, that’s why I said, I think it makes sense for us to continue to allocate capital to the Bistro.
Is it coming from the older restaurants or the newer restaurants? I would say that, again, given the comment with respect to where the traffic weakness is prevalent or greater in our system right now, which would be California, Arizona, Nevada and Texas, those tend to be older markets. So the answer your question’s, yes.

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Matt, on Pei Wei, what I intended to communicate last quarter and which is still the plan is we would begin in the second quarter, but it accelerates throughout the year. It’s just starting in the second quarter, that will be the lowest level and it will assuming it works and we continue to learn and we start applying those learnings, it will continue to rise through the balance of the year each quarter. (Inaudible) target for that.

Matt DiFrisco — Thomas Weisel Partners — Analyst
Okay. I was thinking you started it in the fourth quarter with direct marketing and then that it was going to —

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We’ve historically started, even in the third quarter last year, attempting to do some direct mail and a little more active promotions around new store openings. And that’s really what has continued forward to first quarter. What we were talking about is new and better ways to do that and a more aggressive way to do that and a more formal commitment to do that.

Matt DiFrisco — Thomas Weisel Partners — Analyst
Thank you, guys.

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
You bet.

Operator
Your next question will come from Larry Miller and please state your company name.

Nicole Miller — Piper Jaffray & Company — Analyst
Yes, it’s RBC. I’ll try to be quick. I know it’s running long on the call here.

Just one follow-up first. How many stores do you think you need to have the grill in, Bert, before you might do some advertising? Have you got that far?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
If we do a little bit of advertising with respect to the grill, we’ll just do a small little test and that will occur this year, if we do it.

Nicole Miller — Piper Jaffray & Company — Analyst
Okay.
And secondly, I was just wondering if you could give me a little insight into the planning process? I’m a little confused on how you arrive and maybe traffic loss of 10 people per day, given that you said you really weren’t sure why traffic was down. How do you kind of think about the planning process?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
In terms of our sales forecasting?

Nicole Miller — Piper Jaffray & Company — Analyst
Yes.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Okay.
In the first quarter, I think I mentioned that we were down, again, roughly 25 to 30, maybe 40 people per day on average across our system. Certainly, a portion of that we can attribute so some inclement weather in the first quarter and a portion of that we cannot.
So we tried to clean that out as best we could and as we looked at — once we did that, we looked at it in compare to our previous forecast that we gave everybody. And again, our previous forecast was basically give or take. We’re going to be roughly flat for this year.
But I think in light of what we saw in the first quarter, it was obviously a little bit weaker than we anticipated. We needed to factor that into on a go forward basis for the back half of the year.
My crystal ball is not any clearer than yours with respect to what’s going to happen next week much less six months from now in terms of traffic in our restaurants. All we can do is focus is on the experience and do everything we can to make sure that if someone comes in, we give them, they have a great meal there.
Having said that, we look at recent data and, again, without any particular catalyst that we’re aware of that’s going the change whether it’s a macroenvironment or not, we don’t necessarily see anything out there that gives us warm comfort that the consumer is going to come running back.
Gas prices continue to escalate. We can go through the whole litany of things, but potentially we’ll have a negative impact or even a, you know, as we look at the next few months.

Nicole Miller — Piper Jaffray & Company — Analyst
So you’re saying probably 10 or so people, 10, 15 people is probably due to weather, I guess, is kind of your assumption there?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — President
Rough, rough.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
And just lastly, maybe Mark you could help me with this. What is the thoughts on pricing in the Pei Wei diner after the second quarter? I couldn’t decipher from the plan out there what was in the plan currently?

Russell Owens — P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
We have nothing in the plan and we aren’t contemplating any price increases. We lap our price sort of mid May-ish 2.5 (inaudible).

Nicole Miller — Piper Jaffray & Company — Analyst
Okay. Thanks, Russell.

Operator

At this time, I’m showing no further questions.

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Great. We will talk to you at the end of Q2. Thank you very much.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Thanks, everybody.

Operator
That does conclude today’s conference call. You may now disconnect at this time, and thank you for participating.